UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 9, 2012 (March 8, 2012)

Date of Report (Date of earliest event reported)

FIRST INDUSTRIAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13102	36-3935116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 S. Wacker Drive, Suite 3900

Chicago, Illinois 60606

(Address of principal executive offices, zip code)

(312) 344-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2012, the Board of Directors of the Company ratified criteria proposed by the Compensation Committee for use in granting awards with respect to 2012 performance to the Company’s chief executive officer and certain other senior executive officers under the Company’s incentive compensation plan (the “2012 Executive Officer Bonus Plan”). Awards under the 2012 Executive Officer Bonus Plan will be based on the Company’s achievement of certain identified thresholds of funds from operations (“FFO”) per share (using the NAREIT definition) per annum, as FFO may be adjusted by the Compensation Committee in its discretion to exclude the effects of certain extraordinary items. Achievement of a minimum threshold of adjusted FFO will qualify each executive officer covered by the 2012 Executive Officer Bonus Plan to receive a bonus. Achievement by the Company of specifically identified higher levels of performance with respect to adjusted FFO will qualify each executive officer covered by the 2012 Executive Officer Bonus Plan to receive 25%, 50%, 75%, 100% or 125%, respectively, of his stated bonus opportunity, subject to the discretion of the Compensation Committee. Should performance fall between two identified payout levels, the resulting compensation that may be earned for such performance will be appropriately prorated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ Scott A. Musil

	Name:	Scott A. Musil
	Title:	Chief Financial Officer
(Principal Financial Officer)

Date: March 9, 2012